EXHIBIT 24.1

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Brett C. Bogan, as his true and lawful attorney-in-fact and agent, with full power of substitution and in his place and stead in any and all capacities, to sign a Registration Statement on Form S-8 with respect to the Common Stock of the Company offered under the Duckwall-ALCO Stores, Inc. Non-Qualified Stock Option Agreement dated July 1, 2008 and for the Duckwall-ALCO Stores, Inc. Incentive Stock Option Plan dated  May 22, 2003 and any and all amendments (including post effective amendments) to such Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises to perfect and complete such filing(s), as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

/s/ Donny R. Johnson Donny R. Johnson Executive Vice President – Chief Financial Officer (Principal Financial and Accounting Officer)	March 18, 2010
/s/ Royce Winsten Royce Winsten Director	March 18, 2010
/s/ Raymond A.D. French Raymond A.D. French Director	March 18, 2010
/s/ Lolan C. Mackey Lolan C. Mackey Director	March 18, 2010
/s/ Dennis E. Logue Dennis E. Logue Director	March 18, 2010